EXHIBIT

FROM:     Simon R. C. Wadsworth

SUBJECT: MID-AMERICA ANNOUNCES PARTIAL EXERCISE OF UNDERWRITERS' OVER-ALLOTMENT OPTION

DATE:     July 17, 2003
--------------------------------------------------------------------------------

                     Mid-America Apartment Communities, Inc.
        Announces Partial Exercise of Underwriters' Over-Allotment Option

MEMPHIS,   Tenn.-(BUSINESS   WIRE)-July   17,  2003  -   Mid-America   Apartment
Communities, Inc. (NYSE:MAA) (the "Company") announced today that the underwriters of its July 9, 2003 public offering of 5,600,000 shares of 8.30 % Series H Cumulative Redeemable Preferred Stock (the "Series H Preferred Stock") have exercised 525,000 shares of their over-allotment option to purchase 600,000 additional shares of the Series H Preferred Stock for the offering price of $25 per share, less an underwriting discount. A total of 6,125,000 shares of the Series H Preferred Stock have now been sold, and the underwriters expect to deliver these shares to purchasers on or before August 11, 2003. Raymond James & Associates, Inc., served as lead managing underwriter for the public offering of the Series H Preferred Stock.

The Company will receive net proceeds of $12,711,563 from the exercise of the underwriter's over-allotment option, all of which will be used by the Company to redeem all of its remaining issued and outstanding 8 7/8% Series B Cumulative Preferred Stock.

A copy of the final prospectus supplement related to the public offering of the Series H Preferred Stock may be obtained from the Company's website, at www.maac.net.

MAA is a self-administered, self-managed apartment-only real estate investment trust that currently owns or has ownership interest in 34,815 apartment units throughout the southeast and south central U.S. For further details, please refer to our website at www.maac.net or contact Simon R.C. Wadsworth at (901) 682-6668, ext.105, 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated growth rate of revenues, expenses, and net operating income at Mid-America's properties, anticipated lease-up (and rental concessions) at development properties, planned acquisitions and dispositions, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control such as insurance rates, increases in real estate taxes in numerous markets, as well as other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment
Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and its Annual Report on Form 10-K, particularly including the risk factors contained in the latter filing.

Contact:
Mid-America Apartment Communities, Inc.
Simon R.C. Wadsworth, 901/682-6668 Ext.105 www.maac.net